Exhibit 99.1

               Robotic Vision Systems Completes Private Placement

NASHUA, NEW HAMPSHIRE -- Robotic Vision Systems, Inc. (RVSI) (RVSI.OB) today said it has completed a private placement of 931,703 shares of common stock with a group of institutional investors at $2.05 per share, raising approximately $1,900,000 in gross proceeds. The proceeds of the financing will be used for working capital to support current growth as well as for other, general corporate purposes.

        The buyers of the shares also acquired a warrant to purchase up to an additional 419,267 shares of common stock. If warrants are exercised by January 31, 2005, such warrants may be exercised at a price of $2.50 per share, or an aggregate purchase price of up to $1,048,168. If warrants are exercised after January 31, 2005 but before their expiration on July 31, 2007, such warrants may be exercised at a price of $3.05, or an aggregate purchase price of up to $1,278,765.

         Under terms of the company's private placement completed in September 2003, participants in that placement have been offered the right to purchase shares, on equivalent terms, in the just-completed private placement. RVSI believes certain of the participants in the September 2003 private placement may exercise those rights, although the company cannot quantify the number of shares that will be purchased at this time. Additionally, the company has received expressions of interest from a limited number of other prospective investors such that RVSI believes the aggregate investment in the private placement may approximate $3,000,000.

         These securities will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

        Barrington Research Associates, Inc. acted as exclusive financial advisor for the offering.

                                   About RVSI

Robotic Vision Systems, Inc. (RVSI) (RVSI.OB) has the most comprehensive line of machine vision systems available today. Headquartered in Nashua, New Hampshire, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and Data Matrix-based unit-level traceability. Using leading-edge technology, RVSI joins vision-enabled process equipment, high-performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds more than 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234.

                            Forward Looking Statement

Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company's accounting policies and other risk factors detailed in the Company's annual report on Form 10-K, and other filings with the Securities and Exchange Commission.